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                                                                      EXHIBIT 21

                                  Subsidiaries


Friedman's Management Corp., a Delaware corporation
FCJV Holding Corp., a Delaware corporation
Friedman's Holding Corp., a Delaware corporation
FCJV, L.P., a Delaware limited partnership
FI Stores Limited Partnership, a Georgia limited partnership
Friedman's Florida Partnership, a Florida general partnership